CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee

7.75% Senior Notes due 2022	$1,000,000,000	$114,600(1)

Guarantees of 7.75% Senior Notes due 2022(2)	—	—

(1)
The filing fee of $114,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
Pursuant to Rule 457(n), no separate fee is payable for the guarantees.

Filed Pursuant to Rule 424(B)(2)
Registration No. 333-180112

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 15, 2012)

$1,000,000,000

7.75% Senior Notes due 2022

                 We are offering $1.0 billion of 7.75% Senior Notes due 2022 (the "notes"). Interest on the notes will accrue from March 22, 2012 and be payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2012. The notes will mature on March 15, 2022.

                 The notes will be guaranteed, jointly and severally, on a senior basis by our subsidiaries, other than our excluded subsidiaries and our Illinois subsidiary, Nevada Landing Partnership, unless and until we obtain Illinois gaming approval. The guarantors will include all subsidiaries that guarantee our senior credit facility and/or our existing notes, except for Nevada Landing Partnership, unless and until we obtain the Illinois gaming approval and, with respect to our senior credit facility, MGM Grand Detroit, LLC. The notes will not be guaranteed by our excluded subsidiaries, which include, among others, MGM Grand Detroit, LLC and its subsidiaries and MGM China Holdings Limited ("MGM China").

                 The notes will be general senior obligations of MGM Resorts International and each guarantor, respectively, and will rank equally in right of payment with, or senior to, all existing and future indebtedness of MGM Resorts International and each guarantor. The notes and the guarantees will be effectively subordinated to our and the guarantors' existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. See "Description of Notes—Ranking."

                 We may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make whole premium and accrued and unpaid interest.

                 The notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities.

                 The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

                 Investing in the notes involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	100.00%	$1,000,000,000
Underwriting discounts and commissions	1.25%	$12,500,000
Proceeds to MGM Resorts International	98.75%	$987,500,000

(1)
Plus accrued interest, if any, from March 22, 2012 if settlement occurs after that date.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus supplement or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

                 We expect delivery of the notes to be made to investors on or about March 22, 2012 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch        Barclays Capital        J.P. Morgan        Wells Fargo Securities

Co-Managers

BNP PARIBAS        SMBC Nikko        Citigroup        Deutsche Bank Securities        RBS

Morgan Stanley        UBS Investment Bank        COMMERZBANK        Scotiabank

The date of this prospectus supplement is March 15, 2012

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a "shelf" registration statement that we filed with the Securities and Exchange Commission (the "Commission"). The shelf registration statement was declared effective by the Commission upon filing on March 15, 2012. By using a shelf registration statement, we may sell any combination of the securities described in the base prospectus from time to time in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. You should rely only on the information or representations incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed by us with the Commission. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. You may obtain copies of the shelf registration statement, or any document which we have filed as an exhibit to the shelf registration statement or to any other Commission filing, either from the Commission or from the Secretary of MGM Resorts International as described under "Where You Can Find More Information" in the accompanying prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate as of any date other than the date printed on their respective covers.

S-ii

SUMMARY

              The following summary highlights information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, for a more complete understanding of this offer and the notes. In this prospectus supplement, except where the context indicates or unless otherwise indicated, we will collectively refer to MGM Resorts International and our direct and indirect subsidiaries as "MGM Resorts International," "we," "our" and "us."

MGM Resorts International

              We are one of the world's leading global hospitality companies, operating a world-renowned portfolio of destination resort brands. We believe the casino resorts we own, manage and invest in are among the world's finest casino resorts. We own and operate the following casino resorts in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, and Circus Circus Las Vegas. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas, a condominium-hotel consisting of three towers. Other Nevada operations include Circus Circus Reno, Gold Strike in Jean, and Railroad Pass in Henderson. We and our local partners own and operate MGM Grand Detroit in Detroit, Michigan. We own and operate two resorts in Mississippi: Beau Rivage in Biloxi and Gold Strike in Tunica. We also own Shadow Creek, an exclusive world-class golf course located approximately ten miles north of our Las Vegas Strip resorts, Primm Valley Golf Club at the California/Nevada state line and Fallen Oak golf course in Saucier, Mississippi. We also own 50% of Silver Legacy, located in Reno, Nevada; and 50% of Grand Victoria, located in Elgin, Illinois.

              We own 51% and have a controlling interest in MGM China, which owns MGM Grand Paradise, S.A. ("MGM Grand Paradise"), the Macau company that owns the MGM Macau resort and casino and the related gaming subconcession and land concession.

              We also own 50% of CityCenter, located between Bellagio and Monte Carlo. The other 50% of CityCenter is owned by Infinity World Development Corp ("Infinity World"), a wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. CityCenter consists of Aria, a casino resort; Mandarin Oriental Las Vegas, a non-gaming boutique hotel; Crystals, a retail, dining and entertainment district; and Vdara, a luxury condominium-hotel. In addition, CityCenter features residential units in the Residences at Mandarin Oriental and Veer. We receive a management fee of 2% of revenues for the management of Aria and Vdara, and 5% of EBITDA (as defined in the agreements governing our management of Aria and Vdara). In addition, we receive an annual fee of $3 million for the management of Crystals.

              We formed MGM Hospitality, LLC ("MGM Hospitality") to focus on strategic resort development and management opportunities, with an emphasis on international opportunities which we believe offer the greatest opportunity for future growth. We have hired senior personnel with established backgrounds in the development and management of international hospitality operations to maximize the profit potential of MGM Hospitality's operations. MGM Hospitality has signed multiple technical and management services agreements for resorts in the Middle East, North Africa, India and China.

              Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The telephone number for our principal executive offices is (702) 693-7120.

Summary Consolidated Financial Information

              Our summary consolidated financial and other data presented below as of and for the three years ended December 31, 2011 have been derived from our audited consolidated financial statements. The data below should be read together with our audited consolidated financial statements and the accompanying notes thereto and other financial data incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results presented below are not necessarily indicative of the results to be expected for any future period.

	For the Years Ended December 31,
	2011		2010	2009
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$7,849,312		$6,056,001	$6,010,588
Operating income (loss)	4,057,146		(1,158,931)	(963,876)
Net income (loss)	3,234,944		(1,437,397)	(1,291,682)
Net income (loss) attributable to MGM Resorts International	3,114,637		(1,437,397)	(1,291,682)
Earnings per share of common stock attributable to MGM Resorts:
Basic
Net income (loss) per share	$6.37		$(3.19)	$(3.41)
Weighted average number of shares	488,652		450,449	378,513
Diluted
Net income (loss) per share	$5.62		$(3.19)	$(3.41)
Weighted average number of shares	560,895		450,449	378,513
Balance Sheet Data (at year-end):
Total assets	$27,766,276		$18,951,848	$22,509,013
Total debt, including capital leases	13,472,263		12,050,437	14,060,270
Stockholders' equity	9,882,222		2,932,162	3,804,049
MGM Resorts stockholders' equity	6,086,578		2,932,162	3,804,049
MGM Resorts stockholders' equity per share	$12.45		$6.00	$8.62
Number of shares outstanding	488,835		488,513	441,222
Other Data:
Ratio of earnings to fixed charges(1)	3.69	X	(2)	(2)

(1)
Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs.

(2)
Earnings were inadequate to cover fixed charges of $1.029 billion and $1.114 billion for the years ended December 31, 2009 and 2010, respectively.

The Offering

              The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus supplement.

Issuer	MGM Resorts International, a Delaware corporation
Notes offered	$1,000,000,000 aggregate principal amount of 7.75% senior notes due 2022.
Maturity	The notes will mature on March 15, 2022.
Interest payment	March 15 and September 15 of each year after the date of issuance of the notes, beginning on September 15, 2012.
Guarantees
The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of our subsidiaries, other than our excluded subsidiaries and our Illinois subsidiary, Nevada Landing Partnership, unless and until we obtain Illinois gaming approval. The guarantors will include all subsidiaries that guarantee our senior credit facility and/or our existing notes, except for Nevada Landing Partnership, unless and until we obtain the Illinois gaming approval and, with respect to our senior credit facility, MGM Grand Detroit, LLC. The notes will not be guaranteed by our excluded subsidiaries, which include, among others, MGM Grand Detroit, LLC and its subsidiaries and MGM China. We are permitted to designate additional excluded subsidiaries if, among other conditions, such other subsidiaries do not guarantee our other indebtedness and are not subject to any covenants in, or liens securing, the credit facility or the existing senior notes. See "Description of Notes—Subsidiary Guarantees."
Ranking
The notes and guarantees will be general senior unsecured obligations of MGM Resorts International and each guarantor, respectively, and will rank equally in right of payment with, or senior to, all existing and future indebtedness of MGM Resorts International and each guarantor, respectively, and will be effectively junior to all of their existing and future senior secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be effectively junior to all indebtedness of our subsidiaries that do not guarantee the notes, including MGM Grand Detroit, LLC and MGM China. See "Description of Notes—Ranking."
Optional redemption	We may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make whole premium and accrued and unpaid interest.
Special redemption	The notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities.

Covenants	The indenture contains covenants that, among other things, will limit our ability and the ability of our subsidiary guarantors to:
• incur liens on assets to secure debt (subject to, under certain circumstances, regulatory approvals);
• merge or consolidate with another company or sell all or substantially all assets; and
• enter into certain sale and lease-back transactions.

These covenants are subject to important exceptions and qualifications as described under "Description of Notes—Additional Covenants of MGM Resorts International." In particular, the indenture governing the notes will not provide for restrictions on the ability of our subsidiaries to incur additional indebtedness, make restricted payments, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock, enter into transactions with affiliates or make advances to, or invest in, other entities (including unaffiliated entities).
Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC Eligibility
The notes will be represented by a global certificate deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See "Description of Notes—Book-Entry; Delivery and Form."
Use of proceeds
We expect to primarily use the net proceeds of this offering to repay the full amount of the approximately $965 million owed to term loan lenders as of March 14, 2012 under our senior credit facility that did not agreed to extend their loans in connection with the amendment and extension transaction in February 2012, with the additional proceeds used to repay other indebtedness under our senior credit facility or outstanding debt securities. See "Use of Proceeds."
Risk factors
You should carefully read and consider the information set forth in the section entitled "Risk Factors" beginning on page S-6 of this prospectus supplement and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 before investing in the notes.
No Listing of the Notes	We have not applied nor do we intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.
Governing Law	The notes and the indenture will be governed by New York law.
Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our senior credit facility and will receive a portion of the proceeds from this offering pursuant to the repayment of indebtedness outstanding under our senior credit facility. Because we intend to use the net proceeds from this offering to reduce indebtedness owed by us under our senior credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of indebtedness outstanding under our senior credit facility is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with FINRA Rule 5121, which requires that a qualified independent underwriter ("QIU") participate in the preparation of this prospectus supplement and perform the usual standards of due diligence with respect thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. See "Underwriting (Conflicts of Interest)."

RISK FACTORS

              Before you decide to invest in the notes, you should be aware that investment in the notes carries various risks, including those described below and those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the factors listed under "Cautionary Statement Concerning Forward-Looking Statements" in the accompanying prospectus. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, before you decide to invest in the notes.

Our substantial indebtedness and significant financial commitments could adversely affect our operations and financial results and impact our ability to satisfy our obligations.

              As of December 31, 2011, we had approximately $13.6 billion principal amount of indebtedness outstanding, including $3.3 billion of borrowings outstanding under our senior credit facility. These amounts include the December 2011 borrowing of $778 million under our senior credit facility to increase our capacity for issuing additional secured indebtedness; these borrowings were repaid shortly after year end. Giving effect to the subsequent repayment, we would have had approximately $957 million of available borrowing capacity under our senior credit facility at December 31, 2011. We have no other existing sources of borrowing availability, except to the extent we pay down further amounts outstanding under the senior credit facility. Any increase in the interest rates applicable to our existing or future borrowings would increase the cost of our indebtedness and reduce the cash flow available to fund our other liquidity needs. In addition, as of December 31, 2011, MGM Grand Paradise, S.A. ("MGM Grand Paradise"), the company that owns and operates MGM Macau, had approximately $552 million of debt outstanding under its term loan credit facility. We do not guarantee MGM Grand Paradise's obligations under its credit agreement and, to the extent MGM Macau were to cease to produce cash flow sufficient to service its indebtedness, our ability to make additional investments into that entity is limited by the negative covenants in our existing debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 incorporated by reference into the accompanying prospectus for discussion of our liquidity and financial position. In addition, our substantial indebtedness and significant financial commitments could have important negative consequences, including:

  •
  increasing our exposure to general adverse economic and industry conditions;

  •
  limiting our flexibility to plan for, or react to, changes in our business and industry;

  •
  limiting our ability to borrow additional funds;

  •
  making it more difficult for us to make payments on our indebtedness; or

  •
  placing us at a competitive disadvantage compared to less-leveraged competitors.

              Moreover, our businesses are capital intensive. For our owned and managed resorts to remain attractive and competitive, we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished. Such investment requires an ongoing supply of cash and, to the extent that we cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Similarly, future development projects and acquisitions could require significant capital commitments, the incurrence of additional debt, guarantees of third-party debt, or the incurrence of contingent liabilities, any or all of which could have an adverse effect on our business, financial condition and results of operations.

The agreements governing our senior credit facility and other senior indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations.

              Covenants governing our senior credit facility and certain of our debt securities restrict, among other things, our ability to:

  •
  pay dividends or distributions, repurchase or issue equity, prepay debt or make certain investments;

  •
  incur additional debt or issue certain disqualified stock and preferred stock;

  •
  incur liens on assets;

  •
  pledge or sell assets or consolidate with another company or sell all or substantially all assets;

  •
  enter into transactions with affiliates;

  •
  allow certain subsidiaries to transfer assets; and

  •
  enter into sale and lease-back transactions.

              Our ability to comply with these provisions may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. Any default under the senior credit facility or the indentures governing our other debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt, and could force us to seek protection under the bankruptcy laws.

              In addition, MGM Grand Paradise's credit facility contains covenants that restrict its ability to engage in certain transactions. In particular, the MGM Grand Paradise credit facility requires MGM Grand Paradise and certain of its subsidiaries to satisfy various financial covenants, including a maximum adjusted leverage ratio and minimum debt service ratio, and imposes certain operating and financial restrictions on MGM Grand Paradise and its subsidiaries, including, among other things, limitations on its ability to pay dividends or distributions to us, incur additional debt, make investments or engage in other businesses, merge or consolidate with other companies, or transfer or sell assets.

The Notes and the Guarantees will be Unsecured and Effectively Subordinated to Our and the Guarantors' Current and Future Secured Indebtedness and Indebtedness of Our Non-Guarantor Subsidiaries.

              The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our current and future secured indebtedness and that of the guarantors. The notes and guarantees will also be effectively subordinated as to MGM Grand Paradise's Indebtedness in respect of its assets and revenues. Additionally, the indenture governing the notes will permit us and the guarantors to incur secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

Fraudulent Conveyance Statutes Allow Courts, Under Specific Circumstances, to Avoid Subsidiary Guarantees.

              Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by courts to avoid or limit the guarantees of the notes by our subsidiaries. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction that is being applied. Generally, if in a bankruptcy, reorganization or other judicial proceeding a court were to find that the guarantor received less than reasonably equivalent value or fair consideration for incurring indebtedness evidenced by guarantees, and

  •
  was insolvent at the time of the incurrence of such indebtedness,

  •
  was rendered insolvent by reason of incurring such indebtedness,

  •
  was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

such court could, with respect to the guarantor, declare void in whole or in part the obligations of such guarantor under the guarantees, as well as any liens granted by a guarantor securing its guarantee or the guaranteed obligations. Any payment by such guarantor pursuant to its guarantee could also be required to be returned to it, or to a fund for the benefit of its creditors. Generally, an entity will be considered insolvent if the sum of its debts is greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.

              MGM Resorts International has no operations of its own and we derive all of our revenue from our subsidiaries. If a guarantee of the notes by a subsidiary were avoided as a fraudulent transfer, holders of other indebtedness of, and trade creditors of, that subsidiary would generally be entitled to payment of their claims from the assets of the subsidiary before such assets could be made available for distribution to us to satisfy our own obligations such as the notes.

              The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. This may not be effective to protect the Subsidiary Guarantee from being voided under fraudulent transfer law, or may eliminate the Subsidiary Guarantors' obligations or reduce such obligations to an amount that effectively makes the Subsidiary Guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Unlike These Notes, Our Senior Credit Facility and our Senior Secured Notes have Change of Control Provisions and We may not have the Ability to Raise the Funds Necessary to Fulfill Our Obligations Under the Senior Credit Facility and the Senior Secured Notes Following a Change of Control.

              If a change in control, as defined in the senior credit facility, occurs, then our ability to borrow under the senior credit facility may be terminated at the election of the lenders under the senior credit facility. As we have historically relied on access to credit facilities to fund capital expenditures and for other general corporate purposes, any termination of commitments under our senior credit facility could adversely affect our financial situation and our ability to conduct our business. Similarly, if a change in control, as defined in our senior secured notes, occurs, then we are required to make a change of control offer for which we may not have sufficient funds or the ability to raise the funds. Our failure to make or complete a change of control offer under our senior secured notes would place us in default under the relevant indenture governing the senior secured notes and, if not otherwise waived or cured, could result in a cross-default under our outstanding debt.

We may Require You to Dispose of Your Notes or Redeem Your Notes if any Gaming Authority Finds You Unsuitable to Hold Them.

              We may require you to dispose of your notes or redeem your notes if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with any gaming laws to which we or any of our subsidiaries are or may become subject, as more fully described in "Regulation and Licensing" and "Description of Notes—Mandatory Disposition Pursuant to Gaming Laws."

Until We Receive the Necessary Approval From the Illinois Gaming Board, Nevada Landing Partnership, Our Illinois Subsidiary, will not be Able to Guarantee the Notes.

              Pursuant to the applicable gaming laws in Illinois, Nevada Landing Partnership, our Illinois subsidiary which owns a 50% joint venture interest in the riverboat, Grand Victoria, will not be permitted to guarantee the notes without the prior approval of the Illinois Gaming Board (the "Illinois Gaming Approval"). See "Regulation and Licensing." Although Nevada Landing Partnership has received approval to guarantee our senior credit facility and our other senior debt, we cannot assure you that the Illinois Gaming Board will grant us the approval necessary to cause Nevada Landing Partnership to guarantee the notes. Until we receive such approval, which we may not receive, the notes will be effectively subordinated to our senior credit facility and our other senior debt with respect to the assets of Nevada Landing Partnership.

Active trading markets for the notes may not develop.

              The notes constitute new issues of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange. We cannot assure you trading markets for the notes will develop, or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

              The market prices of the notes will depend on many factors, including, among others, the following:

  •
  ratings on our debt securities assigned by rating agencies;

  •
  the prevailing interest rates being paid by other companies similar to us;

  •
  our results of operations, financial condition and prospects; and

  •
  the condition of the financial markets.

              The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

              Rating agencies continually review the ratings that they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

 USE OF PROCEEDS

              We expect to use the net proceeds from this offering of notes (approximately $985.9 million, after giving effect to discounts, commissions and offering expenses) to repay outstanding term loan indebtedness under our senior credit facility. We expect that the net proceeds will be primarily applied to repay the full amount of the approximately $965 million owed as of March 14, 2012 to term loan lenders that did not agree to extend their loans in connection with the amendment and extension transaction in February 2012, with the additional proceeds to be used to repay other indebtedness under our senior credit facility or outstanding debt securities. Outstanding loans held by non-extending lenders under our senior credit facility had a weighted average interest rate of 7% as of December 31, 2011. The non-extending loans under our senior credit facility mature on February 21, 2014. Outstanding loans held by extending lenders under our senior credit facility had a weighted average interest rate of 7% as of December 31, 2011. The extending loans under our senior credit facility mature on February 23, 2015.

              Certain of the underwriters or their affiliates are lenders under our senior credit facility and will receive a portion of the net proceeds of this offering used to reduce indebtedness outstanding under our senior credit facility. Please read "Underwriting (Conflicts of Interest)."

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2011:

  •
  on a historical basis;

  •
  on an as adjusted basis to reflect (i) the January 2012 issuance of the 8.625% senior notes and the application of the net proceeds of approximately $836.1 million to repay a portion of the indebtedness under our revolving credit facility; (ii) the net repayments and borrowings under our revolving credit facility since December 31, 2011 through the date of the amendment and restatement of our senior credit facility in February 2012; and (iii) the effect of the amendment and restatement of our senior credit facility, including repayment of approximately $408.9 million of loans previously outstanding under our senior credit facility; and

  •
  as further adjusted to give effect to the issuance of the notes and the application of the proceeds from this offering as described in "Use of Proceeds."

              The information presented in the table below should be read in conjunction with "Use of Proceeds" and "Description of Long-Term Debt" as well as the consolidated historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At December 31, 2011
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Cash and cash equivalents	$1,865.9	$1,607.2	$1,627.8

Long-term debt (including current maturities):(1)
MGM Resorts International:
Senior credit facility
Term loans, net(2)	$1,728.5	$1,664.0	$745.5
Revolving loans(3)	1,462.0	450.0	450.0
6.75% senior notes due 2012	534.7	534.7	534.7
6.75% senior notes due 2013	462.2	462.2	462.2
13% senior secured notes due 2013, net	726.3	726.3	726.3
5.875% senior notes due 2014, net	508.2	508.2	508.2
10.375% senior secured notes due 2014, net	640.1	640.1	640.1
6.625% senior notes due 2015, net	877.2	877.2	877.2
4.25% convertible senior notes due 2015, net	1,465.3	1,465.3	1,465.3
6.875% senior notes due 2016	242.9	242.9	242.9
7.5% senior notes due 2016	732.7	732.7	732.7
10% senior notes due 2016, net	495.3	495.3	495.3
7.625% senior notes due 2017	743.0	743.0	743.0
11.125% senior secured notes due 2017, net	832.2	832.2	832.2
11.375% senior notes due 2018, net	464.9	464.9	464.9
8.625% senior notes due 2019	—	850.0	850.0
9% senior secured notes due 2020	845.0	845.0	845.0
7.75% senior notes offered hereby	—	—	1,000.0

	At December 31, 2011
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Mandalay Resort Group:
7.625% senior subordinated debentures due 2013, net	151.5	151.5	151.5
7% debentures due 2036, net	0.6	0.6	0.6
6.7% debentures due 2096	4.3	4.3	4.3
MGM Grand Paradise credit facility	552.3	552.3	552.3
Other notes	1.0	1.0	1.0

Total long-term debt (including current maturities)	$13,470.2	$13,243.7	$13,325.2

Total stockholders' equity(4)	$9,882.2	$9,882.2	$9,882.2

Total capitalization	$23,352.4	$23,125.9	$23,207.4

(1)
All of the outstanding long-term debt identified in this table are joint and several obligations of MGM Resorts International and the guarantors, except the MGM Grand Paradise credit facility.

(2)
As of December 31, 2011 outstanding term loans had a principal balance of $1,834.1 million. Giving effect to the February 2012 credit facility amendment outstanding term loans had a principal balance of $1,760.8 million. The as adjusted amount presented in the table above is net of a discount of $96.8 million, which reflects a write-off of discount in connection with the February 2012 credit facility amendment. The as further adjusted amount above reflects repayment of the full amount of the approximately $965 million owed as of March 14, 2012 to the term loan lenders that did not agree to extend their loans in connection with the amendment and extension transaction in February 2012. In addition, the amount presented is net of a discount of $50.0 million, which reflects a write-off of discount associated with the repayment.

(3)
As of December 31, 2011, includes $778 million of borrowings incurred in late December 2011 to increase the capacity to issue additional secured indebtedness, which borrowings were repaid after year end.

(4)
Does not reflect the write-off of discount or prior debt issuance costs in connection with the February 2012 credit facility amendment or the application of the proceeds from this offering as outlined in "Use of Proceeds."

REGULATION AND LICENSING

              The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction in which it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interest in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Nevada Government Regulation

              The ownership and operation of our casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act") and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and various county and city licensing agencies (the "local authorities"). The Nevada Commission, the Nevada Board, and the local authorities are collectively referred to as the "Nevada Gaming Authorities."

              We, along with Mirage Resorts, Incorporated and Mandalay Resort Group, are required to be registered by the Nevada Commission as publicly traded corporations (collectively, the "Nevada registered corporations') and as such, each of us is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder or member of, or receive any percentage of profits from Nevada licensed subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Additionally, the local authorities have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee. The Nevada registered corporations and the Nevada licensed subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

              Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

              The Nevada Act requires any person who acquires more than 5% of any class of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of our voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor" as defined in the Nevada Act, which acquires more than 10% but not more than 25% of any class of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, own up to 29% of the voting securities of a registered company for a limited period of time and maintain the waiver.

              An institutional investor will be deemed to hold voting securities for investment purposes if it acquires and holds the voting securities in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations or any of our gaming affiliates, or any other action that the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

  •
  voting on all matters voted on by stockholders;

  •
  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

  •
  such other activities as the Nevada Commission may determine to be consistent with such investment intent.

              If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

              Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with investigation of its application may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or a Nevada licensed subsidiary, we or any of the Nevada licensed subsidiaries:

  •
  pays that person any dividend or interest upon any of our voting securities;

  •
  allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,

  •
  pays remuneration in any form to that person for services rendered or otherwise, or

  •
  fails to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.

              We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Nevada registered corporations' stock certificates to bear a legend indicating that such securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Nevada registered corporations.

              The Nevada registered corporations may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar purposes. An approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

              On July 13, 2011, the Nevada Commission granted the Nevada registered corporations prior approval to make public offerings for a period of three years, subject to certain conditions (the "shelf approval"). The shelf approval also includes approval for the Nevada registered corporations to place restrictions on the transfer of any equity security issued by the Nevada licensed subsidiaries and to enter into agreements not to encumber such securities, pursuant to any public offering made under the shelf approval. However, the shelf approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The shelf approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or other disclosure document by which securities are offered or the investment merits of the securities offered.

              Changes in control of the Nevada registered corporations through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of the registered corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

              The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defensive tactics affecting Nevada gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

  •
  assure the financial stability of corporate gaming operators and their affiliates;

  •
  preserve the beneficial aspects of conducting business in the corporate form; and

  •
  promote a neutral environment for the orderly governance of corporate affairs.

              Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a registered corporation's board of directors in response to a tender offer made directly to the registered corporation's stockholders for the purpose of acquiring control of that corporation.

              Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Michigan Government Regulation

              Under rules of the Michigan Board, a person or company which intends to acquire shares representing more than a 5% equity interest in a publicly traded company which is the holding company of a Michigan casino licensee must obtain approval of the acquisition from the Michigan Board. Subsequent to the acquisition, the person or company acquiring the shares must be determined by the Michigan Board to be "suitable" and "qualified" to own the shares. In addition, if the acquisition is by a company, "key persons" in the company (generally the officers, directors, managerial employees, and significant owners) must also be determined to be "suitable" and "qualified." "Institutional investors" (as that term is defined in the Michigan Act) may generally obtain a waiver from these requirements if the institutional investor has less than 15% ownership interest in the publicly traded company. Upon attaining equity ownership of 5% or more, or filing Schedule 13D or 13G with the SEC, the Michigan Board must be notified by the investor. Unless otherwise ordered by the Michigan Board, institutional investors acquiring less than 10% equity ownership in the publicly traded company are entitled to an exemption from the approval requirements, but are required to file an institutional waiver application with the Michigan Board. Institutional investors acquiring 10% or more equity ownership must apply for an institutional waiver, supplying certain information delineated in Rule 504(3). Pursuant to Rule 504(4), institutional investors acquiring more than 15% equity ownership must apply to the Michigan Board for approval of the acquisition within 45 days after it occurs. The institutional investor and its key persons may be subject to suitability and qualification determinations.

              The term "institutional investor" includes financial institutions, insurance companies mutual funds, pension funds, mutual funds, etc. The shares held by the institutional investor must be held for investment purposes only. The following activities are deemed consistent with holding the shares for investment purposes: voting by proxy furnished by the board of directors, on all matters voted on by the holders of the voting securities; serving as a member of a committee of creditors or security holders formed in connection with a debt restructuring; nominating a candidate for election or appointment to the board of directors in connection with a debt restructuring; accepting appointment or election as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member's term; making financial and other inquiries of management of the type normally made by securities analysts for information purposes and not to cause a change in its management, policies, or operations; and other activities that the board determines to be consistent with the investment intent.

Illinois Government Regulation

              The Illinois Board requires that each "institutional investor," as that term is defined by Illinois Board, that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the Illinois Board of such ownership and shall, upon request, provide such additional information as may be required by the Illinois Board. An institutional investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 10% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation shall file an "Institutional Investor Disclosure Form," provided by the Illinois Board, within 45 days after cumulatively acquiring such level of ownership interest, unless such requirement is waived by the Illinois Board. Based upon the current position of the Illinois Board ownership interest in a licensee's publicly-traded parent corporation is calculated based on the publicly-traded parent corporation's ownership in the licensee. Accordingly, an institutional investor that owns 5% of any class of our voting securities would only be considered a 2.5% owner for the basis of the regulations of the Illinois Board based on our 50% ownership in Grand Victoria. Additionally, we must notify the Illinois Board as soon as possible after we become aware that we are involved in an ownership acquisition by an institutional investor.

Macau S.A.R. Laws and Regulations

              Our ownership interest in MGM Grand Paradise is subject to approval and control under applicable Macau law. We are required to be approved by the Macau government (gaming authorities)

to own an interest in a gaming operator. Authorized gaming operators must pay periodic fees and taxes, and gaming rights are not transferable, unless approved by the Macau government. MGM Grand Paradise must periodically submit detailed financial and operating reports to the Macau gaming authorities and furnish any other information that the Macau gaming authorities may require. No person may acquire any rights over the shares or assets of MGM Grand Paradise without first obtaining the approval of the Macau gaming authorities. The transfer or creation of encumbrances over ownership of shares representing the share capital of MGM Grand Paradise or other rights relating to such shares, and any act involving the granting of voting rights or other stockholders' rights to persons or entities other than the original owners, would require the approval of the Macau government and the subsequent report of such acts and transactions to the Macau gaming authorities. The stock of MGM Grand Paradise and its casinos, assets and equipments shall not be subject to any liens or encumberances, except under authorization by the Macau government.

              MGM Grand Paradise's subconcession contract requires approval of the Macau government for transfers of shares, or of any rights over such shares, in any of the direct or indirect stockholders in MGM Grand Paradise, including us, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal or higher than 5% of the share capital in MGM Grand Paradise. Under the subconcession contract, this approval requirement will not apply, however, if the securities are listed and tradable on a stock market. In addition, this contract requires that the Macau government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholder's rights to persons other than the original owners on shares in any of the direct or indirect stockholders in MGM Grand Paradise, including us, provided that such shares or rights are indirectly equivalent to an amount that is equal or higher than 5% of the share capital in MGM Grand Paradise. This notice requirement will not apply, however, to securities listed and tradable on a stock exchange.

              MGM Grand Paradise is in no case allowed to delegate the management of gaming operations to a management company, and is in no case allowed to enter into a management contract by which its managing powers are or might be assumed by a third party. Any act or contract by which MGM Grand Paradise assigns, transfers, alienates or creates liens or encumbrances on gaming operations to or in favor of a third party is prohibited, unless previously approved by the Macau government.

              The Macau gaming authorities may investigate any individual who has a material relationship to, or material involvement with, MGM Grand Paradise to determine whether its suitability and/or financial capacity is affected by this individual. MGM Grand Paradise shareholders with 5% or more of the share capital and directors must apply for and undergo a finding of suitability process and maintain due qualification during the subconcession term, and accept the persistent and long-term inspection and supervision exercised by the Macau government. MGM Grand Paradise is required to immediately notify the Macau government should MGM Grand Paradise become aware of any fact that may be material to the appropriate qualification of any shareholder who owns 5% or more of the share capital, or any director or key employee. Changes in approved corporate positions must be reported to the Macau gaming authorities, and in addition to their authority to deny an application for a finding of suitability, the Macau gaming authorities have jurisdiction to disapprove a change in a corporate position.

              Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macau gaming authorities may be found unsuitable. Any stockholder subject to a suitability process who is found unsuitable must transfer their shares to a third party within a term set by the Macau government. If such transfer is not consummated, MGM Grand Paradise must acquire those shares. If any officer, director or key employee is found unsuitable, MGM Grand Paradise must sever all relationships with that person. In case of failure to act in accordance thereof, MGM Grand Paradise would become subject to administrative sanctions and penalties.

              The Macau government must give their prior approval to changes in control of MGM Grand Paradise through a merger, consolidation, stock or asset acquisition, management or consulting agreement or any act or conduct by any person whereby he or she obtains control. Entities seeking to acquire control of a registered corporation must satisfy the Macau government concerning a variety of stringent standards prior to assuming control. The Macau gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be considered suitable as part of the approval process of the transaction.

              The Macau gaming authorities also have the power to supervise gaming operators in order to assure the financial stability of corporate gaming operators and their affiliates.

              The subconcession contract requires the Macau gaming authorities' prior approval of any recapitalization plan, any increase of the capital stock by public subscription, any issue of preferential shares or any creation, issue or transformation of types or series of shares representative of MGM Grand Paradise capital stock, as well as any change in the constituent documents (i.e., articles of association) of MGM Grand Paradise. The Chief Executive of Macau could also require MGM Grand Paradise to increase its share capital if he deemed it necessary.

              MGM Macau was constructed and is operated under MGM Grand Paradise's subconcession contract. This subconcession excludes the following gaming activities: mutual bets, gaming activities provided to the public, interactive gaming and games of chance or other gaming, betting or gambling activities on ships or planes. MGM Grand Paradise's subconcession is exclusively governed by Macau law. We are subject to the exclusive jurisdiction of the courts of Macau in case of any potential dispute or conflict relating to our subconcession.

              MGM Grand Paradise's subconcession contract expires on March 31, 2020. Unless the subconcession is extended, on that date, all casino operations and related equipment in MGM Macau will automatically be transferred to the Macau government without compensation to MGM Grand Paradise and MGM Resorts International will cease to generate any revenues from these operations. Beginning on April 20, 2017, the Macau government may redeem the subconcession by giving MGM Grand Paradise at least one year prior notice and by paying fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption.

              The Macau government also has the right to unilaterally terminate, without compensation to MGM Grand Paradise, the subconcession at any time upon the occurrence of fundamental non- compliance by MGM Grand Paradise with applicable Macau laws or MGM Grand Paradise's basic obligations under the subconcession contract. In case the default is curable, the Macau gaming authorities shall give MGM Grand Paradise prior notice to cure the default, though no specific cure period for that purpose is provided. Thus, MGM Grand Paradise must rely on continuing communications and consultations with the Macau government to ensure full compliance with all its obligations, at all times.

              The subconcession contract contains various general covenants and obligations and other provisions, the compliance with which is subjective. MGM Grand Paradise has the following obligations under the subconcession contract:

  •
  ensure the proper operation and conduct of casino games;

  •
  employ people with appropriate qualifications;

  •
  operate and conduct casino games of chance in a fair and honest manner without the influence of criminal activities; and

  •
  safeguard and ensure Macau's interests in tax revenue from the operation of casinos and other gaming areas.

              The subconcession contract requires MGM Grand Paradise to maintain a certain minimum level of insurance which is in place.

              MGM Grand Paradise is also subject to certain reporting requirements to the Macau gaming authorities.

              Under the subconcession, MGM Grand Paradise is obligated to pay to the Macau S.A.R. an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables employed and gaming machines operated. The fixed portion of the premium is equal to 30 million patacas (approximately $3.8 million, based on exchange rates at March 13, 2012). The variable portion is equal to 300,000 patacas per gaming table reserved exclusively for certain kinds of games or players, 150,000 patacas per gaming table not so reserved and 1,000 patacas per electrical or mechanical gaming machine, including slot machines (approximately $37,500, $18,800 and $125, respectively, based on exchange rates at March 13, 2012), subject to a minimum of 45 million patacas (approximately $5.6 million, based on exchange rates at March 13, 2012). MGM Grand Paradise also has to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. It must also contribute 1.6% and 2.4% (a portion of which must be used for promotion of tourism in Macau) of its gross gaming revenue to a public foundation designated by the Macau S.A.R. government and to the Macau S.A.R., respectively, as special levy.

              Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue. However, gross gaming revenue does not include deductions for credit losses. As a result, if MGM Grand Paradise issues markers to its customers in Macau and is unable to collect on the related receivables from them, it has to pay taxes on its winnings from these customers even though it was unable to collect the related receivables.

              MGM Grand Paradise has received a concession from the Macau government to use a 10.67 acre parcel of land for MGM Macau. The land concession will expire on April 6, 2031 and is renewable.

              The land concession requires MGM Grand Paradise to pay a premium which was paid in full before the opening of MGM Macau. In addition, MGM Grand Paradise is also obligated to pay rent annually for the term of the land concession. The rent amount may be revised every five years by the Macau government, according to the provisions of the Macau Land law.

              MGM Grand Paradise received an exemption from Macau's corporate income tax on profits generated by the operation of casino games of chance for a period of five-years starting at January 1, 2007. In October 2011, MGM Grand Paradise was granted an extension of this exemption for an additional five years. The exemption runs through December 31, 2016.

Mississippi Government Regulation

              The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a registered public or private company's voting securities. However, the Mississippi Gaming Commission has adopted a regulation that permits certain institutional investors to own beneficially up to 15% and, under certain circumstances, up to 19%, of a registered or licensed company's voting securities without a finding of suitability. Under the regulations, an "institutional investor," as defined therein, may apply to the Executive Director of the Mississippi Gaming Commission for a waiver of a finding of suitability if such institutional investor (i) beneficially owns up to 15% (or, in certain circumstances, up to 19%) of the voting securities of a registered or licensed company, and (ii) holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered or licensed company, any change in the registered or licensed company's corporate charter, bylaws, management, policies or operations of the registered public or private company or any of its gaming affiliates, or any other action which the Mississippi Gaming Commission finds to be inconsistent with holding the registered or licensed company's voting securities for investment purposes only.

              Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

  •
  voting, directly or indirectly through the delivery of a proxy furnished by the board of directors, on all matters voted upon by the holders of such voting securities;

  •
  serving as a member of any committee of creditors or security holders formed in connection with a debt restructuring;

  •
  nominating any candidate for election or appointment to the board of directors in connection with a debt restructuring;

  •
  accepting appointment or election (or having a representative accept appointment or election) as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member's term;

  •
  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

  •
  such other activities as the Mississippi Gaming Commission may determine to be consistent with such investment intent.

              A more detailed description of the regulations to which we are subject is contained in Exhibit 99.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 which is incorporated by reference herein.

DESCRIPTION OF LONG-TERM DEBT

Senior Credit Facility

              Our senior credit facility was amended and restated in February 2012 and consists of approximately $1.8 billion in term loans and a $1.3 billion revolver. Under the restated senior credit facility, loans and revolving commitments aggregating approximately $1.8 billion (the "extending loans") were extended to February 2015. The extending loans are subject to a pricing grid that decreases the LIBOR spread by as much as 250 basis points based upon collateral coverage levels at any given time (commencing 45 days after the restatement effective date) and the LIBOR floor on extended loans was reduced from 200 basis points to 100 basis points. The non-extending loans (approximately $1.3 billion in aggregate principal amount) mature in February 2014 and interest on the non-extending loans is based on a LIBOR margin of 5.00%, with a LIBOR floor of 2.00%, and a base rate margin of 4.00%, with a base floor of 4.00%.

              The restated senior credit facility allows us to refinance indebtedness maturing prior to February 23, 2015 but limits its ability to prepay later maturing indebtedness until the extended facilities are paid in full. We may issue unsecured debt, equity-linked and equity securities to refinance its outstanding indebtedness; however, we are required to use net proceeds from certain indebtedness issued in amounts in excess of $250 million (excluding amounts used to refinance indebtedness) to ratably prepay the credit facilities in an amount equal to 50% of the net cash proceeds of such excess. Under the restated senior credit facility we are no longer required to use net proceeds from equity offerings to prepay the restated senior credit facility. In connection with the restated senior credit facility, we delivered a mortgage, limited to $278 million, encumbering the Beau Rivage on March 13, 2012. Upon the issuance of such mortgage, the holders of our 13% senior secured notes due 2013 obtained an equal and ratable lien in the collateral.

              Under the restated senior credit facility, we and our restricted subsidiaries are required to maintain a minimum trailing annual EBITDA (as defined in the agreement governing its senior credit facility) of $1.2 billion for as of the last day of each of the quarters of 2012, increasing to $1.25 billion at March 31, 2013, to $1.3 billion at June 30, 2013, and to $1.4 billion at March 31, 2014 and thereafter. Capital expenditure limits previously in place under the senior credit facility did not change with the amendment.

              Our restated senior credit facility provides for customary events of default, including, without limitation, (i) payment defaults, (ii) covenant defaults, (iii) cross-defaults to certain other indebtedness in excess of specified amounts, (iv) certain events of bankruptcy and insolvency, (v) judgment defaults in excess of specified amounts, (vi) the failure of any guaranty by a significant party to be in full force and effect, (vii) if security interest on the collateral ceases to be in full force and effect, except as otherwise permitted under the indenture, or (viii) the security documents are declared invalid or unenforceable. The restated senior credit facility also provides that a cessation of business due to revocation, suspension or loss of any gaming license affecting a specified amount of our revenues or assets, will constitute an event of default. The restated senior credit facility has been filed as an exhibit to our Current Report on Form 8-K filed on February 27, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Incorporation of Certain Information by Reference" and "Where You Can Find More Information."

Debt Securities

              In addition to the senior credit facility, we also have outstanding, as of December 31, 2011, the following notes issued by us:

  •
  $534.7 million of 6.75% senior notes due 2012;

  •
  $462.2 million of 6.75% senior notes due 2013;

  •
  $750 million of 13.00% senior secured notes due 2013;

  •
  $508.9 million of 5.875% senior notes due 2014;

  •
  $650 million of 10.375% senior secured notes due 2014;

  •
  $875 million of 6.625% senior notes due 2015;

  •
  $1,450 million of 4.25% convertible senior notes due 2015;

  •
  $242.9 million of 6.875% senior notes due 2016;

  •
  $732.7 million of 7.50% senior notes due 2016;

  •
  $500 million of 10% senior notes due 2016;

  •
  $743 million of 7.625% senior notes due 2017;

  •
  $850 million of 11.125% senior secured notes due 2017;

  •
  $475 million of 11.375% senior notes due 2018; and

  •
  $845 million of 9% senior secured notes due 2020.

              In connection with the acquisition of Mandalay Resort Group, all of the outstanding senior notes and debentures and senior subordinated notes and debentures issued by Mandalay Resort Group became our obligations. The notes and debentures issued by Mandalay Resort Group are as follows:

  •
  $150 million of 7.625% senior subordinated debentures due 2013;

  •
  $0.03 million of floating rate convertible senior debentures due 2033;

  •
  $0.6 million of 7% debentures due 2036; and

  •
  $4.3 million of 6.7% debentures due 2096.

              In addition, in January 2012 we issued $850 million of 8.625% senior notes due 2019. The notes are unsecured and otherwise rank equally in right of payment with our existing and future senior indebtedness.

              We and each of our material subsidiaries, other than MGM Grand Detroit, LLC, our foreign subsidiaries (including MGM China and MGM Grand Paradise) and our insurance subsidiaries, are directly liable for or unconditionally guarantee the senior credit facility, all of our principal debt arrangements on the senior notes, the senior subordinated notes and the notes issued hereby. MGM Grand Detroit, LLC is a co-borrower under the senior credit facility and is directly liable for the senior credit facility, but only to the extent that MGM Grand Detroit, LLC borrows under such facility.

              Our long-term debt obligations contain certain customary covenants. We are required under the restated senior credit facility to, among other things, maintain a trailing 12-month EBITDA (as defined in the loan agreement for the senior credit facility) as of the end of each fiscal quarter and to cause annual capital expenditures not to exceed the maximum amount permitted under the senior credit facility for the corresponding fiscal year.

MGM Grand Paradise Credit Facility

              MGM Grand Paradise's credit facility is comprised of approximately $552 million in term loans and a $400 million revolving loan. The outstanding balance of MGM Grand Paradise's credit facility at December 31, 2011 is comprised solely of the $552 million term loans. Substantially all of the assets of MGM Grand Paradise serve as collateral for the MGM Grand Paradise credit facility, which is guaranteed by MGM China and certain of its direct and indirect subsidiaries. None of MGM Resorts International or any guarantors of its indebtedness, including the notes offered hereby, are obligors or guarantors under the MGM Grand Paradise credit facility.

DESCRIPTION OF NOTES

              You can find the definitions of certain terms used in this description under the heading "Certain Definitions." In this description, the words "MGM Resorts International," "we," "us" and "our" refer only to the single corporation MGM Resorts International, a Delaware corporation, and not to any of its Subsidiaries.

              MGM Resorts International will issue the 7.75% senior notes due March 15, 2022, which we refer to as the "Notes," pursuant to this prospectus supplement. The Notes will be issued under an Indenture to be dated as of March 22, 2012 among MGM Resorts International, the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as trustee (the "Trustee"), which we refer to as the "Indenture." The terms of the Notes include those provisions contained in the Indenture and certain provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), incorporated by the terms of the Indenture.

              The following description is a summary of the material provisions of the Indenture. This summary does not restate the Indenture in its entirety. We urge you to read the Indenture because the Indenture, and not this description, defines your rights as a holder of the Notes. Copies of the Indenture may be obtained from MGM Resorts International.

Ranking

              The Notes will be:

  •
  general senior unsecured obligations of MGM Resorts International, pari passu or senior in right of payment to all existing and future Indebtedness of MGM Resorts International;

  •
  guaranteed on a senior basis by each of our Subsidiaries (other than the Excluded Subsidiaries including, unless and until regulatory approval for its Subsidiary Guarantee (as defined below) is obtained, Nevada Landing Partnership), with such Subsidiary Guarantee being unsecured;

  •
  senior in right of payment to future Indebtedness that may be subordinated to the Notes;

  •
  senior in right of payment to the guarantees by MGM Resorts International of the $150.0 million 7.625% senior subordinated debentures due 2013 of Mandalay Resort Group (the "Subordinated Mandalay Notes");

  •
  effectively junior to the (i) 10.375% senior secured notes due 2014 and 11.125% senior secured notes due 2017 (such notes together referred to herein as the "Mirage Secured Notes") and, in each case, the related guarantees to the extent of the respective assets of Mirage Resorts, Incorporated, Bellagio, LLC and The Mirage Casino-Hotel securing such notes and the respective guarantees of such subsidiaries of such secured notes, (ii) 9% senior secured notes due 2020 (the "MGM Grand Secured Notes") and the related guarantees to the extent of the assets of MGM Grand Hotel, LLC ("MGM Grand") securing such notes and the respective guarantees of such subsidiary of such secured notes and (iii) 13% senior secured notes due 2013 (the "New York-New York Secured Notes") and the related guarantees to the extent of the respective assets of New PRMA Las Vegas, Inc. and New York-New York Hotel & Casino, LLC securing such notes and the respective guarantees of such subsidiaries of such secured notes;

  •
  effectively junior to Indebtedness under the Credit Facility and the related guarantees to the extent of the respective assets of Circus Circus Mississippi, Inc. and Mandalay Resort Group securing the respective guarantees of such subsidiaries of up to $300 million in Indebtedness under the Credit Facility;

  •
  effectively junior to MGM Resorts International's obligations under a completion guaranty granted in favor of CityCenter Holdings, LLC and its lenders, which obligations are secured by a security interest in certain assets of Circus Circus Casinos, Inc., Vintage Land Holdings, LLC and Mandalay Resort Group, to the extent of the assets securing such completion guaranty;

  •
  effectively junior to any future secured indebtedness to the extent of the assets securing such indebtedness;

  •
  effectively subordinated to all Indebtedness and other obligations of Excluded Subsidiaries (including all borrowings of MGM Grand Detroit, LLC, a Delaware limited liability company ("MGM Grand Detroit") under our senior credit facility) and, until regulatory approval for its Subsidiary Guarantee is obtained, Nevada Landing Partnership; and

  •
  effectively junior to the Indebtedness of MGM Grand Paradise.

              As of December 31, 2011, the Excluded Subsidiaries of MGM Resorts International had $1,002 million aggregate principal amount of Indebtedness outstanding (excluding Indebtedness owed to MGM Resorts International or any Subsidiary Guarantor). As of December 31, 2011, Nevada Landing Partnership had no Indebtedness other than its guarantees of the Credit Facility, the Existing Senior Notes, the Existing Secured Notes and the Subordinated Mandalay Notes.

              The Indenture does not contain any limitation on the amount of Indebtedness of MGM Resorts International or its Subsidiaries, but limits liens securing Indebtedness of MGM Resorts International and the Subsidiary Guarantors as set forth below under "Additional Covenants of MGM Resorts International—Limitation on Liens" and "Exempted Liens and Sale and Leaseback Transactions."

              Except as described under "—Merger, Consolidation or Sale of Assets" or "—Additional Covenants of MGM Resorts International" below, the Indenture does not contain any provisions that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving MGM Resorts International or any of its Subsidiaries, or (ii) a reorganization, restructuring, merger or similar transaction involving MGM Resorts International or any of its Subsidiaries that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "—Merger, Consolidation or Sale of Assets" and "—Additional Covenants of MGM Resorts International" below and certain restrictions under instruments governing our senior secured notes and the Credit Facility, MGM Resorts International or any of its Subsidiaries may, in the future, enter into certain transactions that would increase the amount of Indebtedness of MGM Resorts International or its Subsidiaries or substantially reduce or eliminate the assets of MGM Resorts International or its Subsidiaries, which may have an adverse effect on MGM Resorts International's ability to service its Indebtedness, including the Notes.

Principal, Maturity and Interest

              The Notes will be $1,000,000,000 in aggregate principal amount. In addition, we may issue an unlimited amount of additional notes under the indenture from time to time after this offering. We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will form a single class with the notes offered hereby. MGM Resorts International will issue the Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on March 15, 2022.

              Interest on the Notes will accrue at the rate of 7.75% per annum. Interest will be payable semiannually in arrears on March 15 and September 15 of each year until maturity, beginning on September 15, 2012. Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. MGM Resorts International will make each interest payment to the holders of record of the Notes on the immediately preceding March 1 and September 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

              Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of MGM Resorts International maintained for such purpose within the City and State of New York or, at the option of MGM Resorts International, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by MGM Resorts International, MGM Resorts International's office or agency in New York will be the office of the Trustee maintained for such purpose.

Subsidiary Guarantees

              MGM Resorts International's payment Obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each of the Subsidiaries of MGM Resorts International other than the Excluded Subsidiaries (the "Subsidiary Guarantors"). As of the Issue Date, the Subsidiary Guarantors will include, among others, MGM Grand Hotel, LLC (which owns the MGM Grand Las Vegas), Mirage Resorts, Incorporated (which indirectly owns, among other properties, Bellagio and The Mirage), New York-New York Hotel & Casino, LLC (which owns New York-New York), MGM Grand Detroit, Inc. (which owns 97% of MGM Grand Detroit, which in turn owns the MGM Grand Detroit casino), Beau Rivage Resorts, Inc. (which owns the Beau Rivage resort in Biloxi, Mississippi) and Mandalay Resort Group (which indirectly owns, among other properties, Mandalay Bay, Luxor and Excalibur). The Excluded Subsidiaries will include all non-U.S. Subsidiaries of MGM Resorts International and such non-U.S. Subsidiaries' U.S. holding companies. The Excluded Subsidiaries will include, among others, MGM Grand Detroit, LLC and its Subsidiaries (including MGM Grand Detroit II, LLC), the Insurance Subsidiaries, MGM China and, until such time when we have received approval from the Illinois Gaming Board, Nevada Landing Partnership (which owns 50% of Grand Victoria), and other Subsidiaries that may from time to time become Excluded Subsidiaries under the Indenture (if, among other conditions, such other subsidiaries are not guarantors of our other indebtedness and are not subject to any covenants in, or liens securing, the Credit Facility or the Existing Senior Notes), and MGM Resorts International's non-U.S. Subsidiaries whose only tangible assets are located in foreign nations and their U.S. holding companies, including, among others, MGM Grand (International) Pte Ltd., MGM Resorts International Marketing, LTD, MGM Hospitality Holdings, LLC, MGM Hospitality Development, LLC, MGM MIRAGE Hospitality Development, LLC, MGM Hospitality International Holdings, Ltd., MGM Resorts China Holdings Ltd., MGM (Beijing) Hospitality Services, LTD, MGM Hospitality India Private, LTD, MGM Resorts International Holdings, Ltd., MGM Resorts Club Holdings, Ltd., MGM Resorts Macau, Ltd. and MGM Macau, Ltd., provided such holding companies have no other assets or operations and provided that, except for MGM Grand Detroit to the extent of any amounts of proceeds of borrowings under the Credit Facility made available to MGM Grand Detroit and except for Nevada Landing Partnership until such time as the Illinois Gaming Approval is obtained or MGM Resorts International ceases to use best efforts to obtain the Illinois Gaming Approval, if any Excluded Subsidiary becomes subject to the covenants in the Credit Facility applicable to the Subsidiary Guarantors or grants any Liens to secure the Credit Facility, or if any Excluded Subsidiary Guarantees or grants any Liens to secure any of the Existing Senior Notes, such Excluded Subsidiary will thereafter not be an Excluded Subsidiary.

              The Subsidiary Guarantee of each Subsidiary Guarantor will be (i) senior in right of payment to the guarantees of, or obligations under, the Subordinated Mandalay Notes and future Indebtedness of the Subsidiary Guarantor that may be subordinated to its Subsidiary Guarantee of the Notes,

(ii) equal in right of payment with the guarantees of, or other obligations under, the Credit Facilities, the Existing Senior Notes and all future senior Indebtedness of the Subsidiary Guarantor, with the Subsidiary Guarantees of (x) Mirage Resorts, Incorporated, Bellagio, LLC and The Mirage Casino-Hotel effectively junior to all of their obligations in respect of the Mirage Secured Notes to the extent of the value of their respective assets securing their guarantees of such Mirage Secured Notes, (y) MGM Grand effectively junior to all of its obligations in respect of the MGM Grand Secured Notes to the extent of the value of its assets securing its guarantee of under such MGM Grand Secured Notes and (z) New PRMA Las Vegas, Inc. and New York-New York Hotel & Casino, LLC effectively junior to all of their obligations in respect of the New York-New York Secured Notes to the extent of the value of the respective assets securing their guarantees of such New York-New York Secured Notes, (iii) effectively junior to the extent of the value of certain assets pledged by Circus Circus Casinos, Inc., Vintage Land Holdings, LLC and Mandalay Resort Group to secure MGM Resorts International's obligations under a completion guaranty granted in favor of CityCenter Holdings, LLC and its lenders; (iv) effectively junior to the guarantees of the Credit Facility by Circus Circus Mississippi, Inc. and Mandalay Resort Group to the extent of their respective assets securing the respective guarantees of such subsidiaries of up to $300 million in obligations under the Credit Facility; (v) effectively junior to the guarantees of the Credit Facility by Beau Rivage Resorts, Inc. and Bungalow, Inc. to the extent of their respective assets securing the respective guarantees of such subsidiaries of up to $278 million in obligations under the Credit Facility; (vi) effectively junior to any future secured indebtedness of such guarantor to the extent of the assets securing such indebtedness; and (vii) effectively subordinated to all Indebtedness and other obligations of their respective Excluded Subsidiaries (including all borrowings of MGM Grand Detroit under the Credit Facility and Indebtedness of MGM Grand Paradise). Until such time as we have obtained such approval from the Illinois Gaming Board, which approval may not be obtained at all, Nevada Landing Partnership is prohibited from issuing a guarantee of the Notes. The Indenture will provide that we will use commercially reasonable efforts to obtain such approval. See "Regulation and Licensing."

              The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. This may not be effective to protect the Subsidiary Guarantee from being voided under fraudulent transfer law, or may eliminate the Subsidiary Guarantors' obligations or reduce such obligations to an amount that effectively makes the Subsidiary Guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

              In addition to the Subsidiary Guarantors named in the Indenture, the Indenture will provide that, except for Excluded Subsidiaries, any existing or future Subsidiary of MGM Resorts International shall become a Subsidiary Guarantor if such Subsidiary incurs any Indebtedness or if and for so long as such Subsidiary provides a guarantee in respect of Indebtedness of MGM Resorts International.

              No Subsidiary Guarantor will be permitted to consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation or other Person, whether or not affiliated with such Subsidiary Guarantor unless:

  •
  subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee; and

  •
  immediately after giving effect to such transaction, no Default or Event of Default exists.

              The Indenture will provide that in the event of (a) a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise or (b) a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then the Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of the Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee, except in the event of a sale or other disposition to MGM Resorts International or any other Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor will automatically be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force and effect, upon the merger or consolidation of any Subsidiary Guarantor with and into MGM Resorts International or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all of its assets to MGM Resorts International or another Subsidiary Guarantor.

Optional Redemption

              The Notes are redeemable at our election, in whole or in part at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes to be redeemed; or

  •
  as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

              "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

              The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which MGM Resorts International deposits the amount required under the Indenture most nearly equal to the period from the redemption date to the maturity date.

              "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

              "Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

              "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

              "Reference Treasury Dealer" means any primary U.S. Government securities dealer in New York City selected by us.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

              We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. If we elect to partially redeem the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

              Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

Mandatory Redemption

              MGM Resorts International will not be required to make any mandatory redemption or sinking fund payments in respect of the Notes.

Mandatory Disposition Pursuant to Gaming Laws

              Each holder, by accepting a Note, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which MGM Resorts International or any of its Subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, MGM Resorts International shall have the right, at its option:

  •
  to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of MGM Resorts International's election or such earlier date as may be requested or prescribed by such gaming authority; or

  •
  to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:

  (1)
  the lesser of:

  (a)
  the Person's cost, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and

      (b)
      100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or

    (2)
    such other amount as may be required by applicable law or order of the applicable gaming authority.

              MGM Resorts International shall notify the trustee in writing of any such redemption as soon as practicable. MGM Resorts International shall not be responsible for any costs or expenses any holder of Notes may incur in connection with its application for a license, qualification or a finding of suitability.

Additional Covenants of MGM Resorts International

Limitation on Liens

              Other than as provided below under "—Exempted Liens and Sale and Lease-Back Transactions," neither MGM Resorts International nor any of the Subsidiary Guarantors may issue, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or on any evidences of Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Principal Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the Notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

      (a)
      Liens existing on the Issue Date;

      (b)
      Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary Guarantor or at the time it is merged into or consolidated with MGM Resorts International or a Subsidiary Guarantor (provided that such Liens are not incurred in connection with, or in contemplation of, such entity becoming a Subsidiary Guarantor or such merger or consolidation and do not extend to or cover property of MGM Resorts International or any Subsidiary Guarantor other than property of the entity so acquired or which becomes a Subsidiary Guarantor);

      (c)
      Liens (including purchase money Liens) existing at the time of acquisition thereof on property acquired after the date hereof or to secure Indebtedness Incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price of property acquired after the date hereof (provided that such Liens do not extend to or cover any property of MGM Resorts International or any Subsidiary Guarantor other than the property so acquired);

      (d)
      Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness Incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

      (e)
      Liens which secure Indebtedness of a Subsidiary of MGM Resorts International to MGM Resorts International or to a Subsidiary Guarantor or which secure Indebtedness of MGM Resorts International to a Subsidiary Guarantor;

      (f)
      Liens on the stock, partnership or other equity interest of MGM Resorts International or Subsidiary Guarantor in any Joint Venture or any Subsidiary

          that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

      (g)
      Liens to government entities, including pollution control or industrial revenue bond financing;

      (h)
      Liens required by any contract or statute in order to permit MGM Resorts International or a Subsidiary of MGM Resorts International to perform any contract or subcontract made by it with or at the request of a governmental entity;

      (i)
      mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business;

      (j)
      Liens for taxes or assessments and similar charges;

      (k)
      zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title;

      (l)
      any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (a) through (f).

              Notwithstanding the foregoing,

      (a)
      if any of the Existing Senior Unsecured Notes are hereafter secured by any Liens on any of the assets of MGM Resorts International or any Subsidiary Guarantor, then MGM Resorts International and each Subsidiary Guarantor shall, substantially concurrently with the granting of any such Liens, subject to all necessary gaming regulatory approvals, grant perfected Liens in the same collateral to secure the Notes, equally, ratably and on a pari passu basis. The Liens granted pursuant to this provision shall be (i) granted concurrently with the granting of any such Liens, and (ii) granted pursuant to instruments, documents and agreements which are no less favorable to the trustee and the holders of the Notes than those granted to secure the Existing Senior Unsecured Notes. In connection with the granting of any such Liens, MGM Resorts International and each Subsidiary Guarantor shall provide to the trustee (y) policies of title insurance on customary terms and conditions, to the extent that policies of title insurance on the corresponding property are provided to the holders of the Existing Senior Unsecured Notes or their trustee (and in an insured amount that bears the same proportion to the principal amount of the outstanding Notes as the insured amount in the policies provided to the holders of the Existing Senior Unsecured Notes bears to the aggregate outstanding amount thereof), and (z) legal opinions and other assurances as the trustee may reasonably request; and

      (b)
      if MGM Resorts International and the Subsidiary Guarantors become entitled to the release of all of such equal, ratable and pari passu Liens securing the Existing Senior Unsecured Notes and guarantees related thereto (and any other notes or guarantees issued after the date of issuance of the Notes), and provided that no default or event of default has then occurred and remains continuing, MGM Resorts International and the Subsidiary Guarantors may in their sole discretion request that the collateral agent release any such Liens securing the Notes and the Existing Senior Unsecured Notes, and in such circumstances the collateral agent shall so release such Liens.

Limitation on Sale and Lease-Back Transactions

              Other than as provided below under "—Exempted Liens and Sale and Lease-Back Transactions," neither MGM Resorts International nor any Subsidiary Guarantor will enter into any Sale and Lease-Back Transaction unless either:

  (i)
  MGM Resorts International or such Subsidiary Guarantor would be entitled, pursuant to the provisions described in clauses (a) through (1) under "—Limitation on Liens" above, to create, assume or suffer to exist a Lien on the property to be leased without equally and ratably securing the Notes; or

  (ii)
  an amount equal to the greater of the net cash proceeds of such sale or the fair market value of such property (in the good faith opinion of MGM Resorts International's board of directors) is applied within 120 days to the retirement or other discharge of its Funded Debt.

Exempted Liens and Sale and Lease-Back Transactions

              Notwithstanding the restrictions set forth in "—Limitation on Liens" and "—Limitation on Sale and Lease-Back Transactions" above, MGM Resorts International or any Subsidiary Guarantor may create, assume or suffer to exist Liens or enter into Sale and Lease-Back Transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding Indebtedness secured by such Liens (not including Liens permitted under "—Limitation on Liens" above) plus all Attributable Debt in respect of such Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under "—Limitation on Sale and Lease-Back Transactions" above), measured, in each case, at the time any such Lien is incurred or any such Sale and Lease-Back Transaction is entered into, by MGM Resorts International and the Subsidiary Guarantors does not exceed 15% of Consolidated Net Tangible Assets and Liens securing Indebtedness in excess of such amount to the extent such Lien is incurred in connection with an extension, renewal, replacement or refinancing of Indebtedness (not to exceed the principal amount of such extended, renewed, replaced or refinanced Indebtedness plus fees, expenses and premium payable thereon) secured by a Lien incurred pursuant to the provisions of this "Exempted Liens and Sale Leaseback Transactions" paragraph or any previous extension, renewal, replacement or refinancing of any such Indebtedness (which extended, renewed, replaced or refinanced Indebtedness shall, for the avoidance of doubt, thereafter be included in the calculation of such amount), provided that the foregoing shall not apply to any Liens that may at any time secure any of the Existing Senior Unsecured Notes.

Merger, Consolidation or Sale of Assets

              The Indenture does not allow us to consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets, substantially in their entirety, as computed on a consolidated basis, to another corporation, person or entity unless:

  •
  either we are the surviving person, in the case of a merger or consolidation, or the successor or transferee is a corporation organized under the laws of the United States, or any state thereof or the District of Columbia and the successor or transferee corporation expressly assumes, by supplemental indenture, all of our obligations under the Indenture, including under the Notes; and

  •
  no default or event of default exists immediately after such transaction.

Subsidiary Guarantees

              In addition to the Subsidiary Guarantors named in the Indenture on the closing date, the Indenture will provide that any existing or future Subsidiary of MGM Resorts International (other than an Excluded Subsidiary) shall become a Subsidiary Guarantor, on a senior basis, of MGM Resorts International's payment Obligations under the Notes and the Indenture, if such Subsidiary incurs any Indebtedness or if and for so long as such Subsidiary provides a guarantee in respect of any Indebtedness of MGM Resorts International.

Events of Default

              Events of default means any of the following:

  •
  default in the payment of any interest upon any Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

  •
  default in the payment of principal of or premium, if any, on any Notes when due;

  •
  the acceleration of the maturity of any Indebtedness of MGM Resorts International or any Subsidiary Guarantor (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (a) $25 million and (b) 5% of Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture;

  •
  entry of final judgments against MGM Resorts International or any Subsidiary Guarantor which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $25 million and judgments exceeding $25 million remain undischarged for 60 days after notice as provided in the Indenture;

  •
  default in the performance, or breach, of any covenants or warranties in the Indenture if the default continues uncured for a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes as provided in the Indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization.

              If an event of default occurs and continues, then the trustee or the holders of not less than 25% in principal amount of the outstanding Notes may, by a notice in writing to us, and to the trustee if given by the holders, declare to be due and payable immediately the principal of the outstanding Notes.

              At any time after a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal and premium, if any, with respect to the Notes have been cured or waived as provided in the Indenture. For information as to waiver of defaults see the discussion set forth below under "Modification and Waiver."

              The Indenture provides that the trustee is not obligated to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee and applicable law, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such Notes.

              No holder of any Notes will have any right to institute any proceeding, judicial or otherwise with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default with respect to the Notes and the holders of at least 25% in principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding Notes direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Notes on or after the due dates expressed in such Notes and to institute suit for the enforcement of any such payment.

              We are required by the Indenture, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the Indenture. The Indenture provides that the trustee may withhold notice to the holders of Notes of any default or event of default (except a default in payment on Notes) with respect to Notes if and so long as a committee of its trust officers, in good faith, determines that withholding such notice is in the interest of the holders of Notes.

Modification and Waiver

              We and the trustee, at any time and from time to time, may modify the Indenture without prior notice to or consent of any holder of the Notes for any of the following purposes:

  •
  to permit a successor corporation to assume our covenants and obligations under the Indenture and in the Notes in accordance with the terms of the Indenture;

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  to add to our covenants for the benefit of the holders of the Notes;

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  to surrender any of our rights or powers conferred in the Indenture;

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  to add any additional events of default;

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  to supplement any of the provisions of the Indenture to the extent needed to permit or facilitate the defeasance and discharge of the Notes in a manner that will not adversely affect the interests of the holders of the Notes in any material respect;

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  to provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture as is necessary to provide for the administration of the trust by more than one trustee;

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  to comply with the requirements of the Commission in connection with qualification of the Indenture under the TIA;

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  to cure any ambiguity;

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  to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture;

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  to eliminate any conflict between the terms of the Indenture and the Notes and the TIA; or

  •
  to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of the Indenture as long as the new provisions do not adversely affect in any material respect the interests of the holders of the Notes.

              We may also modify the Indenture for any other purpose if we receive the written consent of the holders of not less than a majority in principal amount of the outstanding Notes. However, we may not, without the consent of the holder of each Note effected thereby:

  •
  change the stated maturity or reduce the principal amount or the rate of interest, or extend the time for payment of interest of the Notes or any premium payable upon the redemption of the Notes, or impair the right to institute suit for the enforcement of any payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or alter any redemption provisions in a manner adverse to the holders of the Notes or release any Subsidiary Guarantor under any Subsidiary Guarantee (except in accordance with the terms of the Indenture or the Subsidiary Guarantee) or collateral, if any, securing the Notes (except in accordance with the terms of the Indenture or the documents governing such collateral, if any);

  •
  reduce the percentage in principal amount of the Notes where the consent of the holder is required for any such amendment, supplemental indenture or waiver which is provided for in the Indenture; or

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  modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note which would be affected.

              The Indenture provides that the holders of not less than a majority in aggregate principal amount of the Notes, by notice to the trustee, may on behalf of the holders of the Notes waive any default and its consequences under the Indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any Note held by a nonconsenting holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each Note.

Defeasance of Notes or Certain Covenants in Certain Circumstances

              Defeasance and Discharge.    The Indenture provides that we may be discharged from any and all obligations under the Notes other than:

  •
  certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events regarding payments on the Notes;

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  to register the transfer or exchange of the Notes;

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  to replace stolen, lost or mutilated Notes; or

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  to maintain paying agencies and to hold money for payment in trust.

              We may only defease and discharge all of our obligations under the Notes if:

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  we irrevocably deposit with the trustee, in trust, the amount, as certified by an officers' certificate, of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient to pay and discharge each installment of principal and premium, if any and any interest on, and any mandatory sinking fund payments in respect of, the Notes on the dates such payments are due; and

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  we deliver to the trustee an opinion of independent counsel (which opinion must refer to and be based upon a published ruling of the United States Internal Revenue Service or a change in applicable United States federal income tax laws) or a ruling directed to the Trustee from the United States Internal Revenue Service, in either case to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge.

              Defeasance of Certain Covenants.    Upon compliance with certain conditions, we may omit to comply with certain restrictive covenants contained in the Indenture. Any omission to comply with our obligations or covenants shall not constitute a default or event of default with respect to any Notes. In that event, you would lose the protection of these covenants, but would gain the protection of having money and/or U.S. government obligations set aside in trust to repay the Notes. We may only defease any covenants if, among other requirements:

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  we deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect to such obligations, in accordance with their terms, will provide money in an amount, as certified by an officers' certificate, sufficient to pay principal, premium, if any, and any interest on and any mandatory sinking fund payments in respect of the Notes on the dates such payments are due; and

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  we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss, for United States federal income tax purposes, as a result of the covenant defeasance.

Limited Liability of Certain Persons

              The Indenture provides that none of our past, present or future stockholders, incorporators, employees, officers or directors, or of any successor corporation or any of our affiliates shall have any personal liability in respect of our obligations under the Indenture or the Notes by reason of his, her or its status as such stockholder, incorporator, employee, officer or director.

Compliance with Gaming Laws

              Each holder of a Note, by accepting any Note, agrees to be bound by the requirements imposed on holders of debt securities of MGM Resorts International by the gaming authority of any jurisdiction in which Resorts International or any of its Subsidiaries conducts or proposes to conduct gaming activities. For a description of the regulatory requirements applicable to MGM Resorts International, see "Regulation and Licensing" herein.

Reports

              Whether or not required by the Commission, so long as any Notes are outstanding, MGM Resorts International will furnish to the trustee, within 15 days after the time periods specified in the Commission's rules and regulations: (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by MGM Resorts International's certified independent accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K. In addition, whether or not required by the Commission, MGM Resorts International will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Concerning the Trustee

              If the trustee becomes a creditor of MGM Resorts International, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

              The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of such Notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry; Delivery and Form

              The Depository Trust Company ("DTC"), which we refer to along with its successors in this capacity as the "depositary," will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

              Investors may elect to hold beneficial interests in the global Notes through either DTC, in the United States, or Clearstream Banking, societe anonyme ("Clearstream"), or Euroclear Bank S.A./N.V. ("Euroclear"), in Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

              DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Commission.

              Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants")

and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

              Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

              Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

              Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

              Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

              We will issue Notes of the applicable series in definitive certificated form in exchange for beneficial interests in the applicable global security certificates if the depositary notifies us that it is unwilling or unable to continue as depositary for such series of Notes, the depositary ceases to maintain certain qualifications under the Exchange Act and a successor depositary is not appointed by us within 90 days, or we determine, in our sole discretion, that the global security certificates shall be exchangeable. If we determine at any time that the Notes of any series shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

              As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

  •
  will not be entitled to have the Notes represented by these global security certificates registered in their names, and

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  will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates or have any rights for any purpose under the Notes or the indenture.

              All payments on the Notes represented by global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

              Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

              Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

              The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

              Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

              Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

              Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

              Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Paying Agent and Registrar for the Notes

              MGM Resorts International will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

              MGM Resorts International will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of MGM Resorts International.

              MGM Resorts International may change the paying agents or the registrars without prior notice to the holders of the Notes. MGM Resorts International or any of its Subsidiaries may act as a paying agent or registrar.

Governing Law

              The Indenture will be governed by New York law.

Certain Definitions

              Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

              "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by agreement or otherwise.

              "Attributable Debt" with respect to any Sale and Lease-Back Transaction that is subject to the restrictions described under "—Additional Covenants of MGM Resorts International—Limitation on

Sale and Lease-Back Transactions" means the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

              "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of MGM Resorts International and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of MGM Resorts International and its Subsidiaries (excluding (i) the current portion of long-term Indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of MGM Resorts International and its Subsidiaries, all as set forth on the consolidated balance sheet of MGM Resorts International for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

              "Credit Facility" means the Seventh Amended and Restated Loan Agreement, dated as of February 24, 2012, among MGM Resorts International, as Borrower, and MGM Grand Detroit, LLC, a Delaware limited liability company, as initial Co-Borrower, the Lenders therein named, and Bank of America, N.A., as Administrative Agent (and their successors and assigns from time to time party thereto), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, extended, refunded, replaced or refinanced, in whole or in part, from time to time.

              "Excluded Subsidiary" means MGM Grand Detroit and its Subsidiaries (including MGM Grand Detroit II, LLC), MGM China, Nevada Landing Partnership (until Illinois Gaming Approval is obtained) and Insurance Subsidiaries, other subsidiaries that may from time to time become Excluded Subsidiaries under the Indenture (if, among other conditions, such other subsidiaries are not guarantors of our other indebtedness and are not subject to any covenants in, or liens securing, the Credit Facility or the Existing Senior Notes), and MGM Resorts International's non-U.S. Subsidiaries whose only tangible assets are located in foreign nations and their U.S. holding companies, including, among others, MGM Grand (International), Pte Ltd., MGM Resorts International Marketing, LTD, MGM Hospitality Holdings, LLC, MGM Hospitality Development, LLC, MGM MIRAGE Hospitality Development, LLC, MGM Hospitality International Holdings, Ltd., MGM Resorts China Holdings Ltd., MGM (Beijing) Hospitality Services, LTD, MGM Hospitality India Private LTD, MGM Resorts International Holdings, Ltd., MGM Resorts Club Holdings, Ltd., MGM Resorts Macau, Ltd. and MGM Macau, Ltd., provided such holding companies have no other assets or operations and provided that, except for MGM Grand Detroit to the extent of any amounts of proceeds of borrowings under the Credit Facility made available to MGM Grand Detroit and except for Nevada Landing Partnership until such time as the Illinois Gaming Approval is obtained or MGM Resorts International ceases to use best efforts to obtain the Illinois Gaming Approval, if any Excluded Subsidiary becomes subject to the covenants in the Credit Facility applicable to the Subsidiary Guarantors or grants any Liens to secure the Credit Facility, or if any Excluded Subsidiary Guarantees or grants any Liens to secure any of the Existing Senior Notes, such Excluded Subsidiary will thereafter not be an Excluded Subsidiary.

              "Existing Senior Notes" means (i) MGM Resorts International's 6.75% senior notes due 2012, (ii) MGM Resorts International's 6.75% senior notes due 2013, (iii) the New York-New York Secured Notes, (iv) MGM Resorts International's 10.375% senior secured notes due 2014, (v) the Mirage Secured Notes; MGM Resorts International's 5.875% senior notes due 2014, (vi) MGM Resorts International's 6.625% senior notes due 2015, (vii) MGM Resorts International's 4.25% Convertible

Senior Notes due 2015, (viii) MGM Resorts International's 6.875% senior notes due 2016, (ix) the MGM Grand Secured Notes, (x) MGM Resorts International's 7.50% senior notes due 2016, (xi) MGM Resorts International's 10% senior notes due 2016, (xii) MGM Resorts International's 7.625% senior notes due 2017, (xiii) MGM Resorts International's 11.375% senior notes due 2018, (xiv) MGM Resorts International's 8.625% senior notes due 2019 and (xv) the Mandalay Notes.

              "Existing Senior Secured Notes" means (i) the Mirage Secured Notes, (ii) the New York-New York Secured Notes and (iii) the MGM Grand Secured Notes.

              "Existing Senior Unsecured Notes" means Existing Senior Notes other than Existing Senior Secured Notes.

              "Funded Debt" means all Indebtedness of MGM Resorts International or any Subsidiary Guarantor which (i) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (ii) ranks at least pari passu with the Notes or the applicable Subsidiary Guarantee.

              "Illinois Gaming Approval" means the granting of all necessary approvals by the Illinois Gaming Board for Nevada Landing Partnership to guarantee the Notes.

              "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that the accrual of interest shall not be considered an Incurrence of Indebtedness.

              "Indebtedness" of any Person means (i) any indebtedness of such Person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness Incurred in connection with the acquisition by such Person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capital leases and (ii) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, or any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any Person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such Person. For purposes of this definition of Indebtedness, a "capitalized lease" shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

              "Insurance Subsidiaries" means M3 Nevada Insurance Company, MGMM Insurance Company and any other Subsidiaries established from time to time by us or our Subsidiaries for the primary purpose of insuring the business, facilities and/or employees of MGM Resorts International and its Subsidiaries.

              "Issue Date" means March 22, 2012 the date on which the Notes offered hereby are being issued.

              "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by MGM Resorts International and/or one or more of its Subsidiaries.

              "Lien" means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

              "Mandalay Notes" means (i) Mandalay Resort Group's Floating Rate Convertible Senior Debentures due 2033; (ii) Mandalay Resort Group's 7.0% Debentures due 2036; and (iii) Mandalay Resort Group's 6.7% Debentures due 2096.

              "New York-New York" means the New York-New York Hotel and Casino, located in Las Vegas, Nevada.

              "Nevada Landing Partnership" means Nevada Landing Partnership, an Illinois partnership.

              "Non-recourse Indebtedness" means Indebtedness the terms of which provide that the lender's claim for repayment of such Indebtedness is limited solely to a claim against the property which secures such Indebtedness.

              "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, expenses, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

              "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

              "Principal Property" means any real estate or other physical facility or depreciable asset or securities the net book value of which on the date of determination exceeds the greater of $25 million and 2% of Consolidated Net Tangible Assets.

              "Sale and Lease-Back Transaction" means any arrangement with a person (other than MGM Resorts International or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to MGM Resorts International or any of its Subsidiaries for a period of more than three years of any Principal Property which has been or is to be sold or transferred by MGM Resorts International or any of its Subsidiaries to such person, or to any other person (other than MGM Resorts International of any of its Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

              "Subsidiary" of any specified Person means any corporation, partnership or limited liability company of which at least a majority of the outstanding stock (or other equity interests) having by the terms thereof ordinary voting power for the election of directors (or the equivalent) of such Person (irrespective of whether or not at the time stock (or other equity interests) of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries.

              "Treasury Securities" mean any obligations issued or guaranteed by the United States government or any agency thereof.

              "Underwriters" means the underwriters identified in "Underwriting (Conflicts of Interest)."

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

              TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD CONSULT AN INDEPENDENT TAX ADVISOR TO DETERMINE THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

              The following summary is a description of certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes to persons who purchase notes from us in the offering at their issue price (as defined below). The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of notes by a holder in light of such holder's personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of notes by investors that do not hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

  •
  dealers in securities or foreign currency;

  •
  traders that elect to mark their securities to market;

  •
  tax-exempt investors;

  •
  partnerships, S corporations, or other entities taxed as a partnership or investors therein;

  •
  U.S. expatriates or former long-term permanent residents;

  •
  regulated investment companies, real estate investment trusts, banks, thrifts, insurance companies or other financial institutions or financial service entities;

  •
  persons that hold the notes as a position in a straddle or as part of a synthetic security or hedge, constructive sale or conversion transaction or other integrated investment;

  •
  holders who are subject to U.S. federal alternative minimum tax;

  •
  holders subject to unearned income Medicare contribution tax;

  •
  U.S. holders (as defined below) that have a functional currency other than the U.S. dollar;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies; or

  •
  retirement plans.

              Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below.

              The term "U.S. holder" means a beneficial owner of notes that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a domestic trust.

              The term "non-U.S. holder" means a beneficial owner of notes that is an individual, corporation, estate or trust and is not a U.S. holder.

              The tax treatment of a partner or owner of an entity that holds the notes and is treated as a partnership for United States federal income tax purposes generally depends on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of the notes should consult their tax advisors.

              This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

              This discussion does not address the effect of any other federal tax laws (e.g., federal estate or gift tax laws or the Medicare tax on net investment income) or applicable state, local or foreign tax laws.

              If you are considering the purchase of the notes, you should consult your own tax advisor regarding the application of U.S. federal income tax laws, as well as other federal tax laws and the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Certain Contingent Payments

              We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under "Description of Notes—Optional Redemption". We may also have the right to redeem the notes for a redemption price that is less than their stated principal amount and accrued and unpaid interest, as described under "Description of Notes—Mandatory Disposition Pursuant to Gaming Laws." These potential payments may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position is that such contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate yield to maturity (as described below) on the notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Consequences to U.S. Holders

              Stated Interest on the Notes.    Stated interest payable on the notes should be includible in your gross income when accrued or received in accordance with your regular method of accounting for U.S. federal income tax purposes, and will be ordinary income.

              Sale or Redemption of the Notes.    Upon the sale, redemption or retirement of the notes, you will recognize taxable gain or loss equal to the difference between the amount of cash or other property received (other than any amount attributable to accrued but unpaid stated interest, which will be taxable as such to the extent not already included in income) and your adjusted tax basis in the notes (your adjusted tax basis in your notes generally will be your purchase price for the notes). Any gain or loss you realize upon a sale or disposition of a note, generally will be capital gain or loss. This gain or loss will be long-term capital gain or loss if your holding period for the notes is greater than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

              Interest on the Notes.    Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding, the payment by us or our paying agent of interest to a non-U.S. holder that is not effectively connected with such holder's U.S. trade or business will not be subject to U.S. federal withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank holding the notes as loans made in the ordinary course of business; and

  •
  you satisfy certain certification requirements (summarized below).

              In order to meet the foregoing certification requirement, current Treasury regulations generally require that:

  •
  you (or your agent) must deliver to the withholding agent an IRS Form W-8BEN (or successor form), signed by you or your agent on your behalf, certifying your non-U.S. status; or

  •
  if you hold your notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds your notes must provide a signed statement to the withholding agent that is accompanied by an IRS Form W-8BEN (or successor form) provided by you to that same organization or institution.

              Special rules apply to the certifications that must be provided by entities like partnerships, estates, trusts and intermediaries. You should consult your tax advisor regarding the application of the U.S. withholding tax rules to your particular circumstances.

              In the event that you do not meet the foregoing requirements, interest on the notes will be subject to U.S. federal withholding tax at 30% unless reduced by an applicable income tax treaty.

              Interest on your notes that is effectively connected with your U.S. trade or business will not be subject to U.S. federal withholding tax if you have certified to the withholding agent (generally, we, or a financial institution acting as our agent, will be the withholding agent) on an applicable IRS Form W-8 (or successor form) that you are exempt from withholding tax. Such interest will be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a

U.S. holder, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any interest that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States (provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form)). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

              Sale of Notes.    If you sell or otherwise dispose of your notes in a transaction that is treated as a taxable sale or exchange for U.S. federal income tax purposes (including a retirement or redemption), you generally will not be subject to U.S. federal income tax on any gain you recognize on this transaction, unless:

  •
  the gain is effectively connected with the conduct of your U.S. trade or business in the United States; or

  •
  you are an individual who is present in the U.S. for 183 days or more in the year in which you disposed of your notes and certain other conditions are met.

              A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale generally in the same manner as a non-U.S. holder with respect to the effectively connected interest described above. The gain may qualify for a lower applicable treaty rate. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

              A non-U.S. holder's ability to claim a loss on the disposition of the notes will be subject to substantial limitations. Non-U.S. holders should consult their tax advisors regarding the tax consequences of disposing of the notes at a loss.

Information Reporting and Backup Withholding

              When required, we or our paying agent will report to the holders of the notes and the IRS amounts paid on or with respect to the notes, and proceeds from a sale or other disposition (including a retirement or redemption) of the notes during each calendar year and the amount of tax, if any, withheld from such payments and proceeds.

              A U.S. holder may be subject under certain circumstances to backup withholding at a current rate of 28% (scheduled to increase to 31% on payments made after December 31, 2012) with respect to payments on your notes. Generally, backup withholding will apply only if:

  •
  you fail to provide your taxpayer identification number ("TIN") (which for an individual is the individual's social security number) to the withholding agent;

  •
  you provide an incorrect TIN;

  •
  you are notified by the IRS that you have failed to properly report payments of interest and dividends and the IRS has notified us that you are subject to backup withholding; or

  •
  you fail, under certain circumstances, to provide the withholding agent with a certified statement, signed under penalty of perjury, that the TIN you provided is your correct TIN and that you are not subject to backup withholding.

              Certain taxpayers, including corporations, generally are exempt from backup withholding. In general, a non-U.S. holder will not be subject to backup withholding provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and the holder has satisfied the certification requirements referred to above under "—Non-U.S. Holders." A non-U.S. holder will be subject to information reporting and backup withholding with respect to payments of interest on a note and the proceeds of the sale or other disposition of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient or the holder otherwise establishes an exemption.

UNDERWRITING (Conflicts of Interest)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the representative of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$190,000,000
Barclays Capital Inc.	140,000,000
J.P. Morgan Securities LLC	100,000,000
Wells Fargo Securities, LLC	100,000,000
BNP Paribas Securities Corp.	80,000,000
SMBC Nikko Capital Markets Limited	80,000,000
Citigroup Global Markets Inc.	60,000,000
Deutsche Bank Securities Inc	60,000,000
RBS Securities Inc.	60,000,000
Morgan Stanley & Co. LLC	50,000,000
UBS Securities LLC	50,000,000
Commerz Markets LLC	20,000,000
Scotia Capital (USA) Inc.	10,000,000
Total	$1,000,000,000

              The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

              The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement. After the public offering of the notes, the public offering price and other selling terms may be changed.

              The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount	1.25%	$12,500,000

              We expect delivery of the notes will be made against payment therefor on or about March 22, 2012, which is the fifth business day following the date of the pricing of the notes (such settlement being referred to as "T+5"). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

              We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1.6 million.

              We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

              The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has agreed that:

(a)
(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(c)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

              In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. In addition, the underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes and may impose "penalty bids" under contractual arrangements whereby they may reclaim from dealers participating in this offering for the account of such underwriter the selling concession with respect to the notes that are distributed in this offering but subsequently purchased for the account of such underwriter.

              If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their business, the underwriters and their affiliates may actively trade or hold the securities or our loans for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities or loans. In addition, from time to time, as a result of market-making activities, the underwriters may own debt securities issued by us or our affiliates.

              SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. ("SMBC Nikko-SI"), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually agreed fee.

Conflicts of Interest

              Affiliates of certain of the underwriters are lenders under our our senior credit facility and will receive a portion of the net proceeds from this offering pursuant to the repayment of indebtedness outstanding under our senior credit facility. Because we intend to use a portion of the net proceeds from this offering to reduce indebtedness owed by us under our senior credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of the indebtedness outstanding under our senior credit facility is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of that rule. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Additionally, Rule 5121 requires that a qualified independent underwriter as defined in Rule 5121 participate in the preparation of the registration statement of which this prospectus forms a part and perform its usual standard of diligence with respect thereto. As a result of this conflict of interest and in accordance with Rule 5121, Merrill Lynch, Pierce, Fenner & Smith Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. In its role as qualified independent underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated has performed a due diligence investigation and participated in the preparation of the registration statement and prospectus for this offering. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act.

LEGAL MATTERS

              The validity of the notes offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Certain matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

              The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the MGM Resorts International's Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of MGM Resorts International's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the Commission. The public may read and copy any materials filed with the Commission at the Commission's Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at http://www.sec.gov.

              We also make available, free of charge, on or through our Internet web site (http://www.mgmresorts.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus supplement. In addition, you may request copies of these filings at no cost through our Secretary: John McManus, Executive Vice President, General Counsel and Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120.

              We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the Commission at 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              We incorporate by reference the documents listed below and any future filings made with the Commission by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2010 provided in our Proxy Statement on Schedule 14A filed on April 25, 2011; and

  •
  Our Current Reports on Form 8-K filed on January 11, 2012, January 17, 2012, February 2, 2012 (relating to item 5.02), February 13, 2012 (relating to item 8.01) and February 27, 2012.

              All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and on or before the time that our offering of the notes is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

              Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see "Where You Can Find More Information."

PROSPECTUS

MGM RESORTS INTERNATIONAL

Common Stock
Debt Securities
Guarantees
Warrants
Units
Rights to Purchase Common Stock
Securities Purchase Contracts

        We and the selling securityholders identified in any prospectus supplement may, from time to time, offer to sell shares of our common stock, par value $0.01 per share, debt securities, which may be senior, senior subordinated or subordinated and which may be convertible into shares of our common stock or other debt securities, warrants, rights to purchase common stock or securities purchase contracts. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries. Our common stock is listed and traded on the New York Stock Exchange under the symbol "MGM."

        We may offer the securities separately or as units, in separate series or classes and in amounts, at prices and on terms to be described in one or more supplements to this prospectus as well as the documents incorporated or deemed to be incorporated by reference in this prospectus. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specifications of the securities.

        This prospectus describes only some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities or in one or more documents incorporated or deemed to be incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

        We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada, 89109. Our telephone number is (702) 693-7120.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        None of the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The date of this prospectus is March 15, 2012.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, one or any combination of the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

        You should read this prospectus and any prospectus supplement together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" and "Incorporation by Reference" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of the such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement.

        We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us," "our," "our company" or "the company" are to MGM Resorts International and its consolidated subsidiaries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements we make regarding our ability to generate significant cash flow, amounts we will invest in capital expenditures, amounts we will pay under the CityCenter completion guarantee, the opening of certain strategic resort developments, and the amount we will receive from the MGM China dividend.. The foregoing is not a complete list of all forward-looking statements we make. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  •
  our substantial indebtedness and significant financial commitments could adversely affect our development options and financial results and impact our ability to satisfy our obligations;

  •
  current and future economic and credit market conditions could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures and investments;

  •
  restrictions and limitations in the agreements governing our senior credit facility and other senior indebtedness could significantly affect our ability to operate our business, as well as significantly affect our liquidity;

  •
  significant competition we face with respect to destination travel locations generally and with respect to our peers in the industries in which we compete;

  •
  restrictions on our ability to have any interest or involvement in gaming business in China, Macau, Hong Kong and Taiwan, other than through MGM China;

  •
  the fact that our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations could adversely affect our business;

  •
  the impact on our business of economic and market conditions in the markets in which we operate and in the locations in which our customers reside;

  •
  the ability of the Macau Government to terminate MGM Grand Paradise's gaming subconcession under certain circumstances without compensating MGM Grand Paradise or refuse to grant MGM Grand Paradise an extension of the subconcession, which is scheduled to expire on March 31, 2020;

  •
  extreme weather conditions or climate change may cause property damage or interrupt business;

  •
  the sensitivity of our business to energy prices and a rise in energy prices could harm our operating results;

  •
  the concentration of our major gaming resorts on the Las Vegas Strip;

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  the fact that we extend credit to a large portion of our customers and we may not be able to collect gaming receivables;

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  the dependence of MGM Macau upon gaming junket operators for a significant portion of gaming revenues in Macau;

  •
  the susceptibility of leisure and business travel, especially travel by air, to global geopolitical events, such as terrorist attacks or acts of war or hostility;

  •
  the fact that investing through partnerships or joint ventures including CityCenter decreases our ability to manage risk;

  •
  the fact that our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future;

  •
  the fact that CityCenter has decided to abate the potential for structural collapse of the Harmon in the event of a code-level earthquake by demolishing the building, which exposes us to risks prior to or in connection with the demolition process;

  •
  risks related to pending claims that have been, or future claims that may be brought against us;

  •
  the fact that Tracinda Corporation owns a significant amount of our common stock and may have interests that differ from the interests of other holders of our stock;

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  the potential for conflicts of interest to arise because certain of our directors and officers are also directors of MGM China, which is now a publicly traded company listed on the Hong Kong Stock Exchange;

  •
  the risks associated with doing business outside of the United States;

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  the fact that a significant portion of our labor force is covered by collective bargaining agreements;

  •
  the potential that failure to maintain the integrity of internal customer information could result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or other restrictions on our use or transfer of data;

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  the potential occurrence of impairments to goodwill, indefinite-lived intangible assets or long-lived assets which could negatively affect future profits; and

  •
  the fact that a failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

        The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, any prospectus supplement or as of the date of the documents incorporated by reference. Other factors or events not identified above could also cause our actual results to differ materially from those projected. Most of those factors and events are difficult to predict accurately and are generally beyond our control. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 in the section entitled "Risk Factors" and as may be included from time to time in our reports filed with the Commission. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

BUSINESS

        We are one of the world's leading global hospitality companies, operating a world-renowned portfolio of destination resort brands. We believe the resorts we own, manage and invest in are among the world's finest casino resorts. We are a Delaware corporation that acts largely as a holding company; our operations are conducted through our wholly owned subsidiaries.

        We have two reportable segments that are based on the regions in which we operate: wholly owned domestic resorts and MGM China. We currently operate 15 wholly owned resorts in the United States. MGM China's operations consist of the MGM Macau resort and casino. We have additional business activities including our investments in unconsolidated affiliates, our MGM Hospitality operations, and certain other corporate and management operations.

        Our corporate office is located at 3600 Las Vegas Boulevard South in Las Vegas, Nevada and our phone number is (702) 693-7120. Our website address is http://www.mgmresorts.com. The information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the risks described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement before making a decision to invest in our securities. See "Where You Can Find More Information" and "Incorporation by Reference."

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures, subject to the terms of our senior credit facility and our senior and secured notes indentures. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement or other offering material relating to such offering. If the net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement or other offering material will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Years Ended December 31,
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges(1)	3.15X	(2)	(2)	(2)	3.69X

(1)
Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs.

(2)
Earnings were inadequate to cover fixed charges of $795 million, $1.029 billion and $1.114 billion for the years ended December 31, 2008, 2009 and 2010, respectively.

 DESCRIPTION OF SECURITIES

        We will set forth in the applicable prospectus supplement a description of the debt securities, guarantees of debt securities, common stock, warrants, units, rights to purchase common stock and securities purchase contracts that may be offered under this prospectus.

        Debt securities will be governed by and issued under one or more indentures between us and U.S. Bank National Association, as trustee, or another trustee named in the prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us, as obligor, U.S. Bank National Association, as trustee, or another trustee chosen by us and qualified to act under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the Indenture. A copy of the form of Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any supplemental Indenture relating to the Indenture will be filed in the future with the Commission. See "Where You Can Find Additional Information" for information on how to obtain a copy.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in an accompanying prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

        We and the selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in an accompanying prospectus supplement.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from MGM Resorts International's Annual Report on Form 10-K and the effectiveness of MGM Resorts International's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Commission. The public may read and copy any materials filed with the Commission at the Commission's Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at http://www.sec.gov.

        We also make available, free of charge, on or through our Internet web site (http://www.mgmresorts.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus supplement. In addition, you may request copies of these filings at no cost through our Secretary: John McManus, Executive Vice President, General Counsel and Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120.

        We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the Commission at 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We incorporate by reference the documents listed below and any future filings made with the Commission by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2010 provided in our Proxy Statement on Schedule 14A filed on April 25, 2011;

  •
  Our Current Reports on Form 8-K filed on January 11, 2012, January 17, 2012, February 2, 2012 (relating to item 5.02), February 13, 2012 (relating to item 8.01) and February 27, 2012; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A/A filed with the Commission on May 11, 2005.

        All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and on or before the time that our offering of the notes is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see "Where You Can Find More Information.

$1,000,000,000

MGM Resorts International

7.75% Senior Notes Due 2022

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Barclays Capital
J.P. Morgan
Wells Fargo Securities

BNP PARIBAS

SMBC Nikko
Citigroup
Deustche Bank Securities
RBS
Morgan Stanley
UBS Investment Bank
COMMERZBANK
Scotiabank

March 15, 2012